                                                                       Exhibit 5

                                  SULLIVAN & WORCESTER LLP
                                   ONE POST OFFICE SQUARE
                                 BOSTON, MASSACHUSETTS 02109
                                              (617) 338-2800
                                    FAX NO. 617-338-2880
      IN WASHINGTON, D.C.                                         IN NEW YORK CITY
 1025 CONNECTICUT AVENUE, N.W.                                    767 THIRD AVENUE
    WASHINGTON, D.C. 20036                                    NEW YORK, NEW YORK 10017
        (202) 775-8190                                                  (212) 486-8200
     FAX NO. 202-293-2275                                       FAX NO. 212-758-2151


                                              May 12, 1998

American Tower Systems Corporation
116 Huntington Avenue
Boston, Massachusetts  02116

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), by American Tower Systems Corporation, a
Delaware Corporation ("American Tower"), of                  shares (the
"Shares") of its Class A Common Stock, par value $.01 per share (the "Class A
Common Stock"),               of which Shares (including those of which may be
issued pursuant to the over-allotment option contained in the Registration Statement hereinafter referred to) are to be offered by American Tower and of which Shares are to be offered by the Selling Stockholders (described in the Registration Statement), the following opinion is furnished to you to be filed with the Securities and Exchange Commission (the "Commission") as Exhibit 5 to American Tower's registration statement on Form S-1 (the "Registration Statement").

     We have acted as counsel to American Tower in connection with the preparation of the Registration Statement, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, corporate records, certificates and statements of officers and accountants of American Tower, and of public officials, and such other documents as we have considered relevant and necessary in order to furnish the opinion hereinafter set forth. We express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware.

     The authorized capital stock of American Tower consists of 20,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), the relative designations, preferences, rights and restrictions of which are to be designated from time to time by the Board of Directors of American Tower, 200,000,000 shares of Class A Common Stock, 50,000,000 shares of Class B Common Stock, par value $.01 per share, and 10,000,000 shares of Class C Common Stock, par value $.01 per share (collectively, the "Common Stock").

     Based on and subject to the foregoing, we are of the opinion that: (a) the Shares have been duly and validly authorized by American Tower; (b) with respect to the Shares to be